Exhibit 107

CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)

1.	Name and address of issuer:	abrdn Precious Metals Basket ETF Trust c/o abrdn ETFs Sponsor LLC 1900 Market Street, Suite 200 Philadelphia, Pennsylvania 19103

2.	The name of securities:	abrdn Physical Precious Metals Basket Shares ETF

3.	Securities Act File Number:	333-267880

4.	Last day of fiscal year for which this prospectus is filed: December 31, 2022[1]

5.	Calculation of registration fee: (i) Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):			$183,550,478

	(ii) Aggregate price of securities redeemed or repurchased during the fiscal year:	$(115,348,136)

	(iii) Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not previously used to reduce registration fees payable to the Commission:	$0

	(iv) Total available redemption credits [add Items 5(ii) and 5(iii)]:			$(115,348,136)

	(v) Net sales – if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:			$68,202,342

	(vi) Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	$0

	(vii) Multiplier for determining registration fee:			x 0.0001102

	(viii)Registration fee due [multiply Item 5(v) by Item 5(vii)]:			$7,515.90

6.

Credit for Previously Paid Registration Fees

(i) Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Shares will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-3 (File No. 333-234723) filed by the Trust on November 27, 2019 (the “Prior Registration Statement”). A registration fee of $65,227.15 was paid in connection with the registration pursuant to the Prior Registration Statement of 7,950,000 Shares, of which 1,900,000 remained unsold as of market close on January 6, 2022, and for which a filing fee of $15,588.88 was previously paid with respect to the unsold Shares. As a result, the following amount will be applied to partially offset filing fees due under Rule 456(d) as they become due:

		$15,588.88

	(ii) Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$8,072.98

7.	Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:		+$	0

8.	Total of the amount of the registration fee due plus any interest due:		=$	0

[1]	Aggregate purchase and redemption prices set forth herein reflect the periods (i.) January 7, 2022 (the first day that the abrdn Precious Metals Basket ETF Trust (the “Trust”) began selling shares on its registration statement dated January 7, 2022 (Registration No. 333-262048)) through October 20, 2022 (the day before the Trust began selling shares on its current registration statement); and (ii.) October 21, 2022 through December 31, 2022 (the Trust’s fiscal year end).